NEWS RELEASE
FOR RELEASE ON OR AFTER: April 30, 2007
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS 11%
EARNINGS PER SHARE INCREASE
ON STRENGTH OF INDUSTRIAL MARKETS

April 30, 2007 (Beloit, WI): Regal Beloit Corporation (NYSE:RBC) today reported financial results for the first quarter ended March 31, 2007. Strong performances by our industrial businesses offset a weak residential HVAC market. The residential HVAC market experienced record year-over-year decline driven by the weak housing market and a comparison to a strong 2006 industry performance which was the result of the 13 SEER legislation that went into effect in January of 2006. The Company’s initiatives continued to gain traction and had a significant impact on the Company’s performance. New products and acquisition growth fueled sales growth, while Lean Six Sigma helped support operating margins.

Net sales increased 5.1% to $418.6 million from $398.3 million in the first quarter of 2006. In the Electrical segment, sales increased 6.2% as industrial motor and generator sales increases of 20% and 24% respectively, offset a 14% decline in residential HVAC revenues. Motors sales growth was also aided by $17.9 million of sales attributed to the Sinya motor business acquired in the second quarter of 2006. Sales in the Mechanical segment were down 2.1% from the prior year period; however, the sale of substantially all of the assets of the Company’s cutting tools business in May 2006 reduced segment sales by approximately $4.7 million for the quarter.

The gross profit margin for the first quarter of 2007 was 23.2% as compared to the 23.4% reported for the first quarter of 2006. The reduction was a result of continued increases in material costs and lower liquidations in our HVAC business. Material cost increases were partially offset by higher selling prices and productivity improvements. Income from operations was $47.3 million or 11.3% of sales, an 8.5% increase over the $43.6 million or 11.0% of sales reported for the first quarter of 2006. Net income in the first quarter of 2007 was $26.8 million, a 12.7% increase from $23.8 million reported in the first quarter of 2006. Diluted earnings per share increased 11.1% to $.80 as compared to $.72 for the first quarter of 2006.

“We are pleased with our results for the first quarter, especially considering the most challenging residential HVAC market in decades and the continued material cost pressures,” commented Henry W. Knueppel, Chairman and CEO, “The two-thirds of our business that is commercial and industrial performed well during the quarter. While we are not expecting the HVAC market to strengthen significantly in the second quarter, we remain confident in our future as evidenced by the recent 7.1% increase in our quarterly dividend. We expect the EPS for the second quarter to be in the range of $.99 to $1.06.”

Regal Beloit Corporation
News Release

Regal Beloit will be holding a conference call to discuss first quarter financial results at 1:30 PM CDT (2:30 PM EDT) today. Interested parties should call 800-288-8960, access code 871624. A replay of the call will be available through May 14, 2007 at 800-475-6701, access code 871624.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors;
•	difficulties in staffing and managing foreign operations;
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 28, 2007 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this news release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances. See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 28, 2007.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended
	March 31,	April 1,
	2007	2006
Net Sales	$418,646	$398,326

Cost of Sales	321,419	305,046

Gross Profit	97,227	93,280

Operating Expenses	49,896	49,662

Income From Operations	47,331	43,618

Interest Expense	5,066	4,795

Interest Income	89	120

Income Before Taxes & Minority Interest	42,354	38,943

Provision For Income Taxes	14,690	14,342

Income Before Minority Interest	27,664	24,601

Minority Interest in Income, Net of Tax	851	813

Net Income	$26,813	$23,788

Per Share of Common Stock:

Earnings Per Share	$.87	$.77 .66

Earnings Per Share - Assuming Dilution	$.80	$.72 .63

Cash Dividends Declared	$.14	$.13 .13

Average Number of Shares Outstanding	30,814,3124	30,700,533

Average Number of Shares - Assuming Dilution	33,547,519	32,957,209 32,316,793

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

ASSETS
Current Assets:	(Unaudited)	(Audited)
	March 31, 2007	December 30, 2006
Cash and Cash Equivalents	$43,086	$36,520

Receivables and Other Current Assets	299,511	257,510

Inventories	269,488	275,138

Total Current Assets	612,085	569,168

Net Property, Plant and Equipment	273,024	268,880

Goodwill	546,187	546,152

Other Noncurrent Assets	50,910	53,359

Total Assets	$1,482,206	$1,437,559

Liabilities and Shareholders’ Investment

Accounts Payable	$120,377	$108,050

Commercial Paper Borrowings	49,125	49,000

Other Current Liabilities	108,735	101,871

Long-Term Debt	323,542	323,946

Other Noncurrent Liabilities	105,597	104,717

Shareholders’ Investment	774,830	749,975

Total Liabilities and Shareholders’ Investment	$1,482,206	$1,437,559

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006

Net Sales	$51,846	$52,961	$366,800	$345,365

Income from Operations	$6,326	$3,707	$41,005	$39,911

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited) Three Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES:	March 31, 2007	April 1, 2006
Net income	$26,813	$23,788
Adjustments to reconcile net income to net cash provided
by operating activities; net of effect of acquisitions
Depreciation and amortization	9,883	8,115
Minority interest	851	813
Excess tax benefit from stock-based compensation	(3,310)	(450)
Loss (gain) on sale of assets	8	(8)
Stock-based compensation expense	865	867
Change in assets and liabilities, net	(24,703)	(35,377)
Net cash provided by used in operating activities	10,407	(2,252)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(12,163)	(7,257)
Purchases of short-term investments	-	(4,225)
Business acquisitions, net of cash acquired	(565)	(565)
Sale of property, plant and equipment	-	5,207
Net cash (used) in investing activities	(12,728)	(6,840)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowing	9,200	-
Payments of long-term debt	(225)	(197)
Net (repayments) borrowings under revolving credit
facility	(200)	3,500
Proceeds from commercial paper borrowings, net	125	5,000
Dividends paid to shareholders	(4,345)	(3,985)
Proceeds from the exercise of stock options	747	1,363
Excess tax benefits from stock-based compensation	3,310	450
Net cash provided by financing activities	8,612	6,131

EFFECT OF EXCHANGE RATE ON CASH	275	(66)

Net increase (decrease) in cash and cash equivalents	6,566	(3,027)
Cash and cash equivalents at beginning of period	36,520	32,747
Cash and cash equivalents at end of period	$43,086	$29,720